UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2012

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

Wells Core Office Income REIT, Inc. (the "Registrant”) has entered into a purchase and sale agreement (the "Agreement") to purchase a ten-story office building containing approximately 268,200 square feet (the "South Lake at Dulles Corner Building") for approximately $91.1 million, exclusive of adjustments and closing costs. On February 8, 2012, the Registrant, through a wholly owned subsidiary, entered into the Agreement with Brandywine Acquisition Partners, LP, (the "Seller"), a Delaware limited partnership that is not affiliated with the Registrant, to purchase all of the Seller's interest in the South Lake at Dulles Corner Building. The acquisition is expected to be funded with proceeds raised from the Registrant's ongoing public offering and proceeds from its $300.0 million secured revolving credit facility. The South Lake at Dulles Corner Building was built in 2008 and is located on approximately 7.5 acres of land in Herndon, Virginia. The South Lake at Dulles Corner Building is currently 100% leased to two tenants and is anchored by Time Warner Cable, Inc. which leases approximately 99.5% of the building.

Under the Agreement, the closing of the transaction will occur on March 22, 2012. The consummation of the purchase of the South Lake at Dulles Corner Building is subject to certain conditions. Other assets may be identified that the Registrant may acquire before or instead of the investment described above. At the time of filing, the Registrant cannot make any assurances that the closing of this investment will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: February 9, 2012	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer

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